Exhibit 11

                               Collins & Aikman Corporation
                            Computation of Earnings Per Share
                           In thousands, except per share data
                                        (Unaudited)



                                                             Quarter Ended                        Nine Months Ended
                                                       October 28,        October 29,         October 28,          October 29,
                                                          1995               1994                1995                 1994

Average shares outstanding during
   the period.......................................       69,817             70,521              70,237               44,943
                                                       -----------        -----------         -----------          ----------

Incremental shares under stock options
   computed under the treasury stock method
   using the average market price of
   issuer's stock during the period.................        1,308              1,588               1,230                1,634
                                                       -----------        -----------         -----------          ----------

     Total shares for primary EPS...................       71,125             72,109              71,467               46,577

Additional shares under stock
   options computed under the
   treasury stock method using the
   ending price of issuer's stock...................         -                  -                     53                 -
                                                       -----------        -----------         -----------          ----------


     Total shares for fully diluted
        EPS.........................................       71,125             72,109              71,520               46,577
                                                       ===========        ===========         ===========          ==========

Income (loss) applicable to common shareholders:
     Continuing operations (1)......................   $   20,640         $   30,966          $   64,986           $  (45,387)
     Extraordinary item.............................         -                  -                   -                (106,528)
                                                       -----------        -----------         -----------          -----------

     Net income (loss)..............................   $   20,640         $   30,966          $   64,986           $ (151,915)
                                                       ===========        ===========         ===========          ===========

Income (loss) per primary and fully diluted common share:
     Continuing operations..........................   $      .29         $      .43          $      .91           $     (.97)
     Extraordinary item.............................         -                  -                   -                   (2.29)
                                                       -----------        -----------         -----------          -----------

     Net income (loss)..............................   $      .29         $      .43          $      .91           $    (3.26)
                                                       ===========        ===========         ===========          ===========





Notes:

(1) Loss from continuing operations for the nine months ended October 29, 1994 has been adjusted for dividend and accretion requirements on redeemable preferred stock of $14,408. In addition, loss from continuing operations for the nine months ended October 29, 1994 has been adjusted for the loss on redemption of preferred stock of $82,022.


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